SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name: Wallace Funds
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Address of Principal Business Office (no. & Street, City, State Zip Code):

6600 France Avenue South, Suite 275, Edina, Minnesota 55435
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Telephone Number (including area code):  1-866-594-0259
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Name and Address of agent for service of process:

Theodore Toso
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6600 France Avenue South, Suite 275, Edina, Minnesota 55435
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Check Appropriate Box:


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Edina and the state of Minnesota on the 30th day of August, 2001.

[SEAL]                               Signature Wallace Funds
                                              ----------------------------------
                                                       (Name of Registrant)


                                     By/s/ Theodore Toso
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                                           Theodore Toso, Trustee
                                    (Name of director, trustee or officer
                                     signing on behalf of Registrant)


Attest:/s/ Dennis Reiter
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       Director of Compliance, Advanced Capital Advisers, Inc.
                  (Title)